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                                   EXHIBIT 12
                       STATEMENTS RE COMPUTATION OF RATIOS
                    THE QUAKER OATS COMPANY AND SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(DOLLARS IN MILLIONS)
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Year Ended December 31                                          2000        1999
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Income Before Income Taxes                                    $551.1      $618.3
Add Fixed Charges - net of capitalized interest                 71.2        76.9
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   Earnings                                                   $622.3      $695.2

Interest on Indebtedness                                      $ 59.2      $ 65.1
Portion of rents representative of the interest factor          17.2        15.0
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   Fixed Charges                                              $ 76.4      $ 80.1

Ratio of Earnings to Fixed Charges (a)                          8.15        8.68
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(a) For purposes of computing the ratio of earnings to fixed charges, earnings represent pretax income from continuing operations plus fixed charges, net of capitalized interest. Fixed charges represent interest, whether expensed or capitalized, and one-third of rents (the portion deemed representative of the interest factor).


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